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                                                                   Exhibit 10.12




                  [FREEDOM SECURITIES CORPORATION LETTERHEAD]




                                             April 2, 1997



Mr. William C. Dennis, Jr.
312 Hadhill Road
Wilton, CT 06897

                                             Re: Employment Terms
                                             --------------------

Dear Bill,

This letter confirms our offer of employment under the following terms:

1. EMPLOYMENT

         Effective May 12, 1997, you will be employed as Chief Financial Officer ("CFO") of JHFSC Acquisition Corp. ("JHFSCAC") and CFO of Freedom Securities Corporation ("Freedom"). You will have supervisory authority over the CFOs at each of JHFSCAC's subsidiaries (collectively, with JHFSCAC and Freedom, the "Company"). You will attend the meetings of the Board of Directors and Operating Committee meetings of the Company. You will report directly to me and, as appropriate, the Board of Directors of JHFSCAC. You will be responsible for the management and reporting of all financial and operating aspects of the Company's business.

2. TERM

         The term of this agreement is two years commencing on the date of your employment, May 12, 1997 (the "Term").

3. BASE SALARY

         Your base annual salary will be $150,000 from May 12, 1997 to May 11, 1998. Your base annual salary will be $400,000 from May 12, 1998 to May 12,1999.


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4. LOAN

     JHFSCAC shall advance you a loan in the amount of $250,000 on your employment date (May 12, 1997), which shall be forgiven on May 12, 1998 provided you are employed by JHFSCAC on such date. The loan shall also be forgiven if you are terminated without cause or resign for "good reason", as defined below. (Attach promissory note)

5. BONUS

         You shall be entitled to a bonus payable in accordance with the regular policies of the Company as they may from time to time exist, as follows:

         a) a minimum annualized bonus of $200,000 for 1997 and a minimum annual bonus of $200,000 for 1998.

         b) If Freedom Securities reaches its Budget numbers in each of the first two 12 month periods of your employment, you shall receive an additional minimum bonus of $200,000 for each such period.

         c) an additional merit bonus as determined by the Board of Directors of JHFSCAC in its sole discretion.

6. TERMINATION

         You understand that this agreement does not constitute a contract or promise by JHFSCAC to employ you for a particular period of time and that either party may terminate this agreement immediately upon notice. In the event JHFSCAC terminates your employment without cause or you resign for "good reason", you shall be entitled to receive the greater of your compensation for the balance of the Term or $600,000. The $600,000 sum is only payable if the termination without cause or the resignation for "good reason" occurs within four years of your employment date. "Good Reason" shall mean (i) any removal by JHFSCAC of you from your CFO position, except in connection with termination of your employment for cause, (ii) a material reduction of your compensation after the Term of your agreement, except to the extent that any such reduction is the result of a reduction in compensation or a benefits program which applies equally to other members of senior management, or (iii)a material breach of this agreement by the Company.

         In the event you are terminated for cause or you resign without "good reason", you shall only be entitled to receive the compensation accrued up to the date of termination or resignation. "Cause" shall mean (i) dishonesty in the performance of your duties; (ii) an act or acts by you constituting a violation of the laws of the United States or regulation of any regulatory agency in connection with the Company's business; (iii) any material violation of the Company's compliance manual after notice and a reasonable opportunity to cure of not less than 30 days; (iv) willful misconduct or gross negligence; and (v) the indictment or conviction, or entry of a pleading of guilty or nolo contendere by you to any crime involving moral turpitude or any felony.


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7. STOCK

         We will enter into a separate arrangement for your purchase of 50,000 shares of JHFSCAC common stock, and options for 20,000 additional shares of such stock on the same terms and conditions as existing stockholders.

8. BENEFITS AND MISCELLANEOUS

         You shall be entitled to participate in such health and welfare, ERISA and other benefit plans (including vacation, holiday, sick leave and similar matters) and bonus, stock or other incentive plans, to the same extent as any senior management executive of the Company. You shall be reimbursed for all out-of-pocket expenses incurred in performing your duties in accordance with normal policies of the Company.

9. COSTS

         JHFSCAC shall pay the legal costs associated with your entering into this agreement up to a maximum of $7,500. JHFSCAC also agrees to pay any recruiting fee which may be owed to Highland Search Group.

10. STATE LAW AND ARBITRATION OF DISPUTES

         The laws of the State of New York will govern this agreement. Any controversy or dispute between you and JHFSCAC shall be submitted to arbitration before the New York Stock Exchange, Inc. Department of Arbitration, in accordance with applicable provisions of the Constitution and Rules of the Exchange.

Bill, we look forward to your joining us. Please countersign and return a copy of this letter to reflect your agreement to the foregoing.

                                             Sincerely,
                                             JHFSC Acquisition Corp.



                                             by: /s/ John H. Goldsmith
                                                 -------------------------------
                                                 John H. Goldsmith
                                                 President and Chief Executive
                                                 Officer


ACKNOWLEDGED AND AGREED TO:


/s/ William C. Dennis, Jr.
---------------------------------
William C. Dennis, Jr.



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